Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. COMMENTS ON FOURTH QUARTER SIGNIFICANT EVENTS

Cleveland, Ohio — December 21, 2007 — Brush Engineered Materials Inc. (NYSE-BW) today announced several significant events, some of which will have an impact on the fourth quarter 2007 financial results.

FOURTH QUARTER MARKET UPDATE

During the fourth quarter, the Company’s Advanced Materials Technologies and Services segment has experienced softer than expected demand in its magnetic media business. This softness is primarily due to tightening material specifications by a key customer which resulted in manufacturing process changes and requalifications. This has resulted in lower shipments to that customer while the requalification process is underway. This process is expected to be completed with shipments resuming in early 2008. In addition, lower ruthenium market prices may result in a non-cash lower of cost or market charge in the fourth quarter. The Company is continuing to make progress in the qualification of other non-ruthenium layers of the new perpendicular media materials and, to support expected future demand, has recently initiated a second expansion of its Brewster, New York manufacturing facility. The purpose of the second expansion is to support the anticipated increased volume in the second half of 2008.

In addition to the softness in the magnetic media market, the Specialty Engineered Alloys segment has been experiencing a weaker than anticipated product mix and lower demand in the electronic connector market. Strong demand from applications in the oil and gas, heavy equipment and aerospace markets has continued during the quarter and has partially offset the impact of the weaker product mix.

ACQUISITION

The Company has signed a definitive agreement with Techni-Met, Inc. to purchase substantially all of its assets. Techni-Met, a privately held company headquartered in Windsor, Connecticut, is a manufacturer of precious metal coated thin films targeted at the medical and electronics markets. The acquisition provides additional critical mass to the Company’s thin films coating business that was acquired in 2005. Key product applications for Techni-Met include coatings for medical blood glucose test strips, primarily used for diabetes management. The Company has been strategically targeting the medical market for profitable growth opportunities. The transaction is currently expected to close during the first quarter of 2008, subject to regulatory approval and certain other conditions. The purchase price is approximately $90 million. The acquisition will be financed with internally generated cash and proceeds of approximately $60 million from the Company’s new $240 million revolving line of credit. It is anticipated that the acquisition will be accretive in 2008.

FAVORABLE LITIGATION SETTLEMENT

The Company has reached an agreement to settle its lawsuit against certain of its London Market Insurers. The lawsuit was originally filed by the Company as plaintiff in Ottawa County, Ohio in April 2003 in an attempt to resolve disputes over how the London Market Insurers responded to claims alleging injuries from exposure to beryllium. The settlement includes a pretax cash payment to the Company of approximately $17.5 million and provision by the London Market Insurers of a new insurance policy. A portion of the cash proceeds will be used to reimburse other costs related to past claims, offset certain receivables due from the insurers and pay attorney’s fees as well as taxes. During the next 15 years, the new insurance policy will cover, subject to an annual $1.0 million self-insured retention, reasonable defense and indemnity costs incurred by the Company in connection with beryllium claims where the actual or alleged first exposure to beryllium occurred prior to January 1, 2008. The new insurance policy will cover beryllium claims for which the Company previously did not have insurance.

IMPACT OF EVENTS ON FOURTH QUARTER EARNINGS

The impact of the softer than expected demand and lower ruthenium prices is currently expected to be more than offset by the litigation settlement. The softer demand may affect earnings by up to $0.15 per share in the fourth quarter while the lower ruthenium prices may result in a non-cash charge of up to $0.05 per share. The litigation settlement favorably affects earnings by approximately $0.25 per share. As a result, fourth quarter earnings are currently expected to be within the previously announced range of $0.50 to $0.60 per share.

CHAIRMAN’S COMMENTS

Commenting on the fourth quarter events, Dick Hipple, Chairman, President and CEO stated, “Although I am disappointed in the demand delays we are experiencing in the fourth quarter in the media market, I am encouraged by the progress we are making in our qualification process and the long-term prospects of this growth opportunity. The favorable litigation settlement eliminates disputes with our London insurers over how any future defense and indemnity costs will be handled. I am very excited about the potential acquisition of the assets of Techni-Met. This accretive transaction broadens our market breadth and technology offerings and represents a significant strategic extension of the Company into the medical market, a growth market that the Company has been targeting”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2007;

•	Our success in developing and introducing new products and new product ramp up rates, including the actual ramp up of the perpendicular media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	The consummation of the acquisition of Techni-Met, Incorporated;

•	Our success in integrating newly acquired businesses, including, if acquired, Techni-Met, Incorporated;

•	The actual performance of Techni-Met, Incorporated following the consummation of the acquisition;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans.

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations;

•	The receipt of the consents of the required parties for the insurance settlement and the execution of the related definitive agreement setting forth the terms of the agreement in principle; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:	Media:

Michael C. Hasychak (216) 383-6823	Patrick S. Carpenter (216) 383-6835

http://www.beminc.com